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                                                                   EXHIBIT 10.33

                COMPENSATORY ARRANGEMENTS WITH EXECUTIVE OFFICERS

Base Salary

         As of March 1, 2006, the base salaries of each of the executive officers of Open Solutions Inc. (the "Company") were as follows:

Louis Hernandez, Jr., Chairman of the Board and Chief Executive
Officer                                                                 $400,000

Andrew S. Bennett, Executive Vice President, International Research
& Development                                                           $250,000

Gary E. Daniel, Senior Vice President and General Manager, Credit
Union Group                                                             $210,000

James R. Kern, Senior Vice President and General Manager, Banking
Group                                                                   $210,000

David G. Krystowiak, Group Executive Vice President                     $250,000

Michael D. Nicastro, Senior Vice President and Chief Marketing
Officer                                                                 $210,000

Kenneth J. Saunders, Executive Vice President and Chief Financial
Officer                                                                 $300,000

         The Company's Compensation Committee has approved increases to the base salaries of Messrs. Hernandez, Bennett, Daniel, Kern, Krystowiak and Nicastro. Effective April 1, 2006, the salaries of these executive officers will increase to $475,000, $260,000, $220,000, $220,000, $260,000 and $220,000, respectively.

Cash Bonus Compensation

         For 2006, Messrs. Hernandez, Saunders, Krystowiak and Nicastro will be eligible to receive a bonus based on both of the Company's revenue and its earnings before interest, taxes, depreciation, amortization and expenses related to equity-based compensation ("Consolidated Revenue" and "Consolidated EBITDA," respectively) for the fiscal year ending December 31, 2006. The target bonus payment for Mr. Hernandez is 100% of his base salary, for each of Messrs. Saunders and Krystowiak is 60% of their respective base salaries and for Mr. Nicastro is 50% of his base salary, each of which may be adjusted upwards or downwards if Consolidated Revenue or Consolidated EBITDA exceed or do not meet the targets. Each of Consolidated Revenue and Consolidated EBITDA is weighted equally in calculating the bonus. The revenue portion of the bonus will not be paid unless a threshold of 85% of the Consolidated Revenue target is achieved, and the Consolidated EBITDA portion will not be paid unless a threshold of 50% of the Consolidated EBITDA target is achieved. In addition, if (i) Consolidated EBITDA

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exceeds the target and (ii) the average of each of Consolidated Revenue and
Consolidated EBITDA in relation to the targets (on a percentage basis) exceeds 100%, the payouts under both the Consolidated Revenue and Consolidated EBITDA portions of the bonus (on a percentage basis) will increase at four times the rate that each of Consolidated Revenue and Consolidated EBITDA exceed the targets (on a percentage basis). The maximum bonus payment for Mr. Hernandez is 200% of his base salary, for Messrs. Saunders and Krystowiak is 120% of their respective base salaries and for Mr. Nicastro is 100% of his base salary, each of which would be achieved if the Company exceeds 125% of its Consolidated Revenue and Consolidated EBITDA targets.

         Messrs. Daniel and Kern will be eligible to receive a bonus based on both Consolidated Revenue and Consolidated EBITDA for the fiscal year ending December 31, 2006 and the value of customer contracts executed within such executive officer's business unit ("Contract Value") during the fiscal year ending December 31, 2006. The target bonus payment is $150,000 and may be adjusted upward if Contract Value exceeds the target or downward if Consolidated Revenue, Consolidated EBITDA or Contract Value do not meet the targets. Each of Consolidated Revenue and Consolidated EBITDA account for 25% of the bonus calculation and Contract Value accounts for 50%. The Consolidated Revenue portion of the bonus will not be paid unless a threshold of 85% of the Consolidated Revenue target is achieved, the Consolidated EBITDA portion will not be paid unless a threshold of 50% of the Consolidated EBITDA target is achieved, and the Contract Value portion will not be paid unless a threshold of 80% of the Contract Value target is achieved. In addition, if Consolidated EBITDA exceeds the target, the payout under the Contract Value portion of the bonus (on a percentage basis) will increase at four times the rate that the Contract Value exceeds the target (on a percentage basis). The maximum bonus payment for each executive officer is $225,000, which would occur if the Company exceeds 100% of its Consolidated Revenue and Consolidated EBITDA targets and the executive officer exceeds 125% of his Contract Value target.

         Mr. Bennett will be eligible to receive a bonus based on (i) both Consolidated Revenue and Consolidated EBITDA for the fiscal year ending December 31, 2006, (ii) both of the Company's revenue and EBITDA attributable to sources outside the United States ("International Revenue" and "International EBITDA," respectively) for the fiscal year ending December 31, 2006 and (iii) the value of customer contracts executed by customers outside of the United States ("International Contract Value") during the fiscal year ending December 31, 2006. The target bonus payment is $156,000 and may be adjusted upward if International Revenue, International EBITDA or International Contract Value exceed the target or downward if Consolidated Revenue, Consolidated EBITDA, International Revenue, International EBITDA or International Contract Value do not meet the targets. Each of Consolidated Revenue and Consolidated EBITDA account for 25% of the bonus calculation and each of International Revenue, International EBITDA and International Contract Value account for 16.67% of the bonus calculation. The Consolidated Revenue portion of the bonus will not be paid unless a threshold of 85% of the Consolidated Revenue target is achieved, the Consolidated EBITDA portion will not be paid unless a threshold of 50% of the Consolidated EBITDA target is achieved, and the International Revenue, International EBITDA and International Contract Value portions will not be paid unless an average threshold of 80% of such targets is achieved. In addition, if Consolidated EBITDA exceeds the target, the payout under the International Revenue, International EBITDA and International Contract Value portions of the bonus (on a


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percentage basis) will increase at four times the rate that the International
Revenue, International EBITDA and International Contract Value, on average, exceed the respective targets (on a percentage basis). The maximum bonus payment for Mr. Bennett is $234,000, which would occur if the Company exceeds 100% of its Consolidated Revenue and Consolidated EBITDA targets and Mr. Bennett exceeds 125% of his International Revenue, International EBITDA and International Contract Value targets, on average.

Other Compensation

         The Company's Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options or restricted stock granted under the Company's 2000 or 2003 Stock Incentive Plans.

         Mr. Hernandez receives certain other compensation pursuant to his Employment Agreement, which is filed as an exhibit to the Company's Annual Report on Form 10-K. The Company also pays an annual life insurance premium of $4,150 and a monthly car allowance of $1,079 for Mr. Hernandez, and reimburses him for individual financial planning services in an amount equal to $25,000, but grossed up to be tax neutral.